Filed Pursuant to Rule 433

Registration Nos. 333-177588

333-177588-01

SHELL INTERNATIONAL FINANCE B.V.

0.900% Guaranteed Notes due 2016

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 12, 2013

US$1,000,000,000 0.900% Guaranteed Notes due 2016:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	0.900% Guaranteed Notes due 2016 (the “2016 Notes”)

Total principal amount being issued:	US$1,000,000,000

Denominations:	The 2016 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	November 15, 2013

Guarantee:	Payment of the principal of and interest on the 2016 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 15, 2016

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	0.900% per annum

Date interest starts accruing:	November 15, 2013

Interest payment dates:	May 15 and November 15 of each year, subject to the Day Count Convention.

First interest payment date:	May 15, 2014

Benchmark Treasury:	0.625% due October, 2016

Benchmark Treasury yield:	0.622%

Spread to Benchmark Treasury:	32 bps

Yield to maturity:	0.942%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2016 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 30 and October 31 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2016 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2016 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2016 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2016 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2016 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2016 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 12, 2013, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2016 Notes issued pursuant to the prospectus supplement. These additional 2016 Notes will be deemed part of the same series as the 2016 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2016 Notes the right to vote together with holders of the 2016 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.876%; Total: $998,760,000

Proceeds, before expenses, to Issuer:	Per Note: 99.756%; Total: $997,560,000

Underwriters:	Goldman, Sachs & Co. J.P. Morgan Securities LLC

CUSIP Number:	822582 AZ5

ISIN:	US822582AZ51

SHELL INTERNATIONAL FINANCE B.V.

2.000% Guaranteed Notes due 2018

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 12, 2013

US$1,250,000,000 2.000% Guaranteed Notes due 2018:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	2.000% Guaranteed Notes due 2018 (the “2018 Notes”)

Total principal amount being issued:	US$1,250,000,000

Denominations:	The 2018 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	November 15, 2013

Guarantee:	Payment of the principal of and interest on the 2018 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 15, 2018

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.000% per annum

Date interest starts accruing:	November 15, 2013

Interest payment dates:	May 15 and November 15 of each year, subject to the Day Count Convention.

First interest payment date:	May 15, 2014

Benchmark Treasury:	1.250% due October, 2018

Benchmark Treasury yield:	1.456%

Spread to Benchmark Treasury:	55 bps

Yield to maturity:	2.006%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2018 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 30 and October 31 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2018 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2018 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2018 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2018 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2018 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2018 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 12, 2013, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2018 Notes issued pursuant to the prospectus supplement. These additional 2018 Notes will be deemed part of the same series as the 2018 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2018 Notes the right to vote together with holders of the 2018 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.972%; Total: $1,249,650,000

Proceeds, before expenses, to Issuer:	Per Note: 99.832%; Total: $1,247,900,000

Underwriters:	Goldman, Sachs & Co. J.P. Morgan Securities LLC

CUSIP Number:	822582 BA9

ISIN:	US822582BA91

SHELL INTERNATIONAL FINANCE B.V.

Floating Rate Guaranteed Notes due 2015

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 12, 2013

US$750,000,000 Floating Rate Guaranteed Notes due 2015

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	Floating Rate Guaranteed Notes due 2015 (the “2015 Floating Rate Notes”)

Total principal amount being issued:	US$750,000,000

Denominations:	The 2015 Floating Rate Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	November 15, 2013

Guarantee:	Payment of the principal of and interest on the 2015 Floating Rate Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 10, 2015

Day count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on November 13, 2013, plus the Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Date interest starts accruing:	November 15, 2013

Interest Payment Dates:	February 10, May 10, August 10 and November 10 of each year, subject to the Day Count Convention.

First interest payment date:	February 10, 2014

Spread:	7 bps

Interest Reset Dates:	The Interest Reset Date for each Interest Period other than the first Interest Period will be the first day of such Interest Period, subject to the Day Count Convention.

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on November 15, 2013, and will end on, but not include, the first Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2015 Floating Rate Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	January 26, April 25, July 26 and October 26 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2015 Floating Rate Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2015 Floating Rate Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2015 Floating Rate Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	There is no optional make-whole redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2015 Floating Rate Notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 12, 2013, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2015 Floating Rate Notes issued pursuant to the prospectus supplement. These additional 2015 Floating Rate Notes will be deemed part of the same series as the 2015 Floating Rate Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2015 Floating Rate Notes the right to vote together with holders of the 2015 Floating Rate Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 100%; Total: $750,000,000

Proceeds, before expenses, to Issuer:	Per Note: 99.890%; Total: $749,175,000

Underwriters:	Goldman, Sachs & Co. J.P. Morgan Securities LLC

CUSIP Number:	822582 BB7

ISIN:	US822582BB74

Calculation Agent:	Deutsche Bank Trust Company Americas

Calculation of U.S. dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the 2015 Floating Rate Notes shall be conclusive and binding on the holders of 2015 Floating Rate Notes, ROYAL DUTCH SHELL PLC, SHELL INTERNATIONAL FINANCE B.V. and the trustee, absent manifest error.

SHELL INTERNATIONAL FINANCE B.V.

Floating Rate Guaranteed Notes due 2016

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 12, 2013

US$1,000,000,000 Floating Rate Guaranteed Notes due 2016

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	Floating Rate Guaranteed Notes due 2016 (the “2016 Floating Rate Notes”)

Total principal amount being issued:	US$1,000,000,000

Denominations:	The 2016 Floating Rate Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	November 15, 2013

Guarantee:	Payment of the principal of and interest on the 2016 Floating Rate Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 15, 2016

Day count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on November 13, 2013, plus the Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Date interest starts accruing:	November 15, 2013

Interest Payment Dates:	February 15, May 15, August 15 and November 15 of each year, subject to the Day Count Convention.

First interest payment date:	February 15, 2014

Spread:	21 bps

Interest Reset Dates:	The Interest Reset Date for each Interest Period other than the first Interest Period will be the first day of such Interest Period, subject to the Day Count Convention.

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on November 15, 2013, and will end on, but not include, the first Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2016 Floating Rate Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	January 31, April 30, July 31 and October 31 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2016 Floating Rate Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2016 Floating Rate Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2016 Floating Rate Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	There is no optional make-whole redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2016 Floating Rate Notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 12, 2013, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2016 Floating Rate Notes issued pursuant to the prospectus supplement. These additional 2016 Floating Rate Notes will be deemed part of the same series as the 2016 Floating Rate Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2016 Floating Rate Notes the right to vote together with holders of the 2016 Floating Rate Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 100%; Total: $1,000,000,000

Proceeds, before expenses, to Issuer:	Per Note: 99.880%; Total: $998,800,000

Underwriters:	Goldman, Sachs & Co. J.P. Morgan Securities LLC

CUSIP Number:	822582 BC5

ISIN:	US822582BC57

Calculation Agent:	Deutsche Bank Trust Company Americas

Calculation of U.S. dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the 2016 Floating Rate Notes shall be conclusive and binding on the holders of 2016 Floating Rate Notes, ROYAL DUTCH SHELL PLC, SHELL INTERNATIONAL FINANCE B.V. and the trustee, absent manifest error.

* * * * * * * *

The Issuer estimates that the expenses in connection with the offering of the 2016 Notes, the 2018 Notes, the 2015 Floating Rate Notes, and the 2016 Floating Rate Notes other than the underwriting discount, will be as follows:

SEC Registration Fee	$515,200
Printing	14,500
Legal Fees and Expenses	99,500
Accounting Fees and Expenses	53,700
NYSE Listing Fees	10,000
Trustee’s Fees and Expenses	7,850

Total	$700,750

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526 or emailing prospectus-ny@ny.email.gs.com or by calling J.P. Morgan Securities LLC at 1-212-834-4533.